Exhibit 99.1

Cooper Tire & Rubber Company Reports

Fourth Quarter and Full Year 2020 Results

FINDLAY, Ohio, Feb. 22, 2021 – Cooper Tire & Rubber Company (NYSE: CTB) today reported full year 2020 net income of $143 million, or diluted earnings per share of $2.83, compared with net income of $96 million, or $1.91 diluted earnings per share, for the prior year.

Full Year 2020 Highlights

•	Global unit volume decreased 13.0 percent compared to the prior year.

•	Net sales were $2.52 billion compared to $2.75 billion the prior year.

•	Operating profit was $231 million, or 9.2 percent of net sales, compared to $174 million, or 6.3 percent of net sales, in 2019.

Fourth Quarter Highlights

•	Global unit volume decreased 9.8 percent compared to the fourth quarter of 2019.

•	Net sales decreased 2.9 percent from the fourth quarter of 2019 to $728 million.

•	Operating profit was $60 million, or 8.3 percent of net sales, compared to $64 million, or 8.5 percent of net sales, in 2019.

•	Net income was $38 million, or $0.75 diluted earnings per share.

“In 2020, Cooper continued to build upon the positive momentum that began in 2019, driven by execution of our strategic initiatives, which have successfully transformed Cooper into a consumer-driven company,” said President & Chief Executive Officer Brad Hughes. “Despite impacts from coronavirus, we delivered strong operating profit performance for the year and demonstrated that the value proposition of providing high quality tires at an affordable price is compelling for consumers, especially in the current environment. We are proud of the achievements of our teams around the globe.”

Consolidated Results

Cooper Tire	Q4 2020 ($M)	Q4 2019 ($M)	Change		2020 ($M)	2019 ($M)	Change
Net Sales	$728	$750	(2.9%)		$2,521	$2,753	(8.4%)
Operating Profit	$60	$64	(5.2%)		$231	$174	32.3%
Operating Margin	8.3%	8.5%	(0.2	) ppts.	9.2%	6.3%	2.9 ppts.

Fourth quarter net sales were $728 million compared with $750 million in the fourth quarter of 2019, a decrease of 2.9 percent. Fourth quarter net sales were negatively impacted by $74 million of lower unit volume, partially offset by $48 million of favorable price and mix and $4 million of favorable foreign currency impact. Operating profit was $60 million, compared with operating profit of $64 million in the fourth quarter of 2019. The quarter included $22 million of unfavorable raw material costs, which were offset by $22 million of favorable price and mix. The quarter also included $7 million of lower manufacturing costs and $3 million of lower product liability expense. These were more than offset by $12 million of lower unit volume and $2 million of higher selling, general and administrative (SG&A) expenses.

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Cooper Tire Q4/Full Year 2020 Earnings—2

Cooper’s fourth quarter raw material index decreased 3.3 percent compared to the fourth quarter of 2019. The raw material index increased 6.6 percent sequentially from 135.8 in the third quarter of 2020 to 144.8 in the fourth quarter of 2020.

The effective tax rate for the fourth quarter was 18.1 percent compared with (19.3) percent for the same period the prior year, and included $2 million of net discrete items that favorably impacted the rate. The tax rate for the fourth quarter of 2019 included a $19 million discrete tax benefit resulting from planning actions involving the company’s European tax structure. The effective tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.

At the end of the fourth quarter, Cooper had $626 million in unrestricted cash and cash equivalents compared with $391 million at the end of the fourth quarter of 2019. The significant improvement in cash was primarily driven by strong operating results, as well as actions to defer and reduce working capital, capital expenditures and discretionary spending.

Capital expenditures in the fourth quarter were $55 million, compared with $47 million, in the same period a year ago. Full year capital expenditures were $151 million, compared with $203 million in the prior year. In addition, during 2020, the company paid $62 million for the buyout of the minority partner in its Mexico manufacturing facility.

Return on invested capital was 10.0 percent for the trailing four quarters.

Americas Tire Operations

Americas Tire Operations	Q4 2020 ($M)	Q4 2019 ($M)	Change		2020 ($ M)	2019 ($ M)	Change
Net Sales	$629	$655	(3.9%)		$2,171	$2,354	(7.8%)
Operating Profit	$72	$84	(14.0%)		$280	$238	17.9%
Operating Margin	11.4%	12.9%	(1.5	) ppts.	12.9%	10.1%	2.8 ppts.

Fourth quarter net sales in the Americas segment decreased 3.9 percent as a result of $82 million of lower unit volume and $2 million of unfavorable foreign currency impact, which were partially offset by $58 million of favorable price and mix. For the quarter, segment unit volume was down 12.5 percent compared to the same period a year ago.

Cooper’s fourth quarter total light vehicle tire shipments in the U.S. decreased 10.9 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. decreased 6.9 percent. Total industry shipments (including an estimate for non-USTMA members) increased 0.5 percent for the period.

Fourth quarter operating profit was $72 million, or 11.4 percent of net sales, compared with $84 million, or 12.9 percent of net sales, for the same period in 2019. Operating profit included $26 million of unfavorable raw material costs, which were offset by $26 million of favorable price and mix. The quarter also included $3 million of lower net product liability expense and $2 million of lower manufacturing costs. These were more than offset by $14 million of lower unit volume, $2 million of higher SG&A expenses and $1 million of higher other costs.

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Cooper Tire Q4/Full Year 2020 Earnings—3

International Tire Operations

International Tire Operations	Q4 2020 ($M)	Q4 2019 ($M)	Change	2020 ($M)	2019 ($M)	Change
Net Sales	$136	$119	14.0%	$482	$534	(9.8%	)
Operating Profit/(Loss)	$3	$(6)	N.M.	$3	$(13)	N.M.
Operating Margin	2.4%	(5.0)%	7.4 ppts.	0.7%	(2.5)%	3.2 ppts.

Fourth quarter net sales in the International segment increased 14.0 percent as a result of $18 million of higher unit volume and $7 million of favorable foreign currency impact, which were partially offset by $8 million of unfavorable price and mix. For the quarter, segment unit volume was up 15.3 percent compared to the same period a year ago.

The segment’s fourth quarter operating profit was $3 million compared with an operating loss of $6 million in the fourth quarter of 2019. The quarter included $5 million of favorable raw material costs, which were partially offset by $4 million of unfavorable price and mix. The quarter also included $4 million of lower manufacturing costs, $2 million of higher unit volume and $2 million of lower other costs.

Transaction Agreement

On February 22, 2021, Cooper Tire & Rubber Company and The Goodyear Tire & Rubber Company (Nasdaq: GT) announced that they entered a definitive transaction agreement under which Goodyear will acquire Cooper in a transaction with a total enterprise value of approximately $2.5 billion and a total equity value of approximately $2.8 billion. Following the closing of the proposed transaction, Goodyear shareholders will own approximately 84% of the combined company, and Cooper shareholders will own approximately 16%. The transaction is subject to the satisfaction of customary closing conditions, including receipt of required regulatory approvals and the approval of Cooper shareholders, and is expected to close in the second half of 2021.

Fourth Quarter and Full Year 2020 Conference Call

Due to the proposed acquisition of Cooper by Goodyear, Cooper will not host a conference call to discuss its fourth quarter and full year 2020 results. For additional materials related to Cooper’s results, please visit https://investors.coopertire.com/Quarterly-Results.

Additional Information and Where to Find It

This communication is being made in respect of a proposed business combination involving the company and Goodyear. In connection with the proposed transaction, Goodyear will file with the SEC a Registration Statement on Form S-4 that includes the preliminary proxy statement of the company and that will also constitute a prospectus of Goodyear. The information in the preliminary proxy statement/prospectus is not complete and may be changed. Goodyear may not sell the common stock referenced in the proxy statement/prospectus until the Registration Statement on Form S-4 filed with the SEC becomes effective. The preliminary proxy statement/prospectus and this communication are not offers to sell Goodyear securities, are not soliciting an offer to buy Goodyear securities in any state where the offer and sale is not permitted and are not a solicitation of any vote or approval. The definitive proxy statement/prospectus will be mailed to stockholders of the Company.

GOODYEAR AND THE COMPANY URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Goodyear (when they become available) may be obtained free of charge on Goodyear’s website at www.goodyear.com or by directing a written request to Computershare Investor Services, P.O. Box #43078, Providence, RI 02940-3081. Copies of documents filed with the SEC by the company (when they become available) may be obtained free of charge on the company’s website at www.coopertire.com or by directing a written request to Cooper Tire & Rubber Company, 701 Lima Avenue, Findlay, Ohio 45840, c/o Jacob Drerup (investorrelations@coopertire.com).

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Cooper Tire Q4/Full Year 2020 Earnings—4

Participants in the Solicitation

Each of the company, Goodyear and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of the company’s stockholders in connection with the proposed transaction is set forth in the proxy statement/prospectus described above filed with the SEC. Additional information regarding the company’s executive officers and directors is included in the company’s definitive proxy statement, which was filed with the SEC on March 26, 2020. Additional information regarding Goodyear’s executive officers and directors is included in Goodyear’s definitive proxy statement, which was filed with the SEC on March 25, 2020. You can obtain free copies of these documents using the information in the paragraph immediately above.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	the ability to complete the proposed merger of the company and Goodyear on anticipated terms and timetable; • the effect of restructuring or reorganization of business components;

•

uncertainty and weaknesses in global economic conditions, including the impact of the ongoing coronavirus (COVID-19) pandemic, or similar public health crises, on the company’s and Goodyear’s financial condition, operations, distribution channels, customers and suppliers, as well as potentially exacerbating other factors discussed herein;

•

continued volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources, which may impact the price-adjustment calculations under sales contracts;

•	the ability to cost-effectively achieve planned production rates or levels;

•	the ability to successfully identify and consummate any strategic investments or development projects;

•	the outcome of any contractual disputes with customers, joint venture partners or any other litigation or arbitration;

•

impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; • the ability to maintain adequate liquidity, level of indebtedness and the availability of capital could limit cash flow available to fund working capital, planned capital expenditures, acquisitions and other general corporate purposes or ongoing needs of the business;

•	the ability to continue to pay cash dividends, and the amount and timing of any cash dividends;

•	availability of capital and ability to maintain adequate liquidity;

•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;

•	the ability of our customers, joint venture partners and third party service providers to meet their obligations on a timely basis or at all;

•	adverse changes in interest rates and tax laws; and

•	the potential existence of significant deficiencies or material weakness in our internal control over financial reporting.

We have based our forward-looking statements on our current expectations, estimates and projections about our industry and our partnership. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•

the failure to obtain approval of the transaction by the stockholders of the company and the failure to satisfy various other conditions to the closing of the transaction contemplated by the Merger Agreement;

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Cooper Tire Q4/Full Year 2020 Earnings—5

•

the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the transaction;

•	the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected;

•	disruption from the proposed transaction making it more difficult to maintain relationships with customers, partners, employees or suppliers;

•	the risk that the proposed transaction may be less accretive than expected, or may be dilutive, and that the combined company may fail to realize the benefits expected from the Merger;

•	risks relating to any unforeseen liabilities of Goodyear or the company;

•

the volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources; extensive governmental regulation;

•

changes to tariffs or trade agreements, or the imposition of new or increased tariffs or trade restrictions, imposed on tires, raw materials or manufacturing equipment which the company uses, including changes related to tariffs on tires, raw materials and tire manufacturing equipment imported into the U.S. from China or other countries, as well as changes to trade agreements resulting from the United Kingdom’s withdrawal from the European Union; • future laws and regulations or the manner in which they are interpreted and enforced;

•	the inability to obtain and/or renew permits necessary for the operations;

•	existing and future indebtedness may limit cash flow available;

•	operating expenses could increase significantly if the price of electrical power, fuel or other energy sources increases;

•	changes in credit ratings issued by nationally recognized statistical rating organizations; risks involving the acts or omissions of our joint venture partners;

•	natural disasters, weather conditions, disruption of energy, unanticipated geological conditions, equipment failures, and other unexpected events;

•	a disruption in, or failure of our information technology systems, including those related to cybersecurity; failure of outside contractors and/or suppliers to perform;

•	the cost and time to implement a strategic capital project may be greater than originally anticipated;

•	reliance on estimates of recoverable reserves; and

•	the risks that are described from time to time in Goodyear’s and the company’s respective reports filed with the SEC.

We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies. As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule. The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance. The company defines ROIC as the trailing four quarters’ after tax operating profit, utilizing the company’s adjusted effective tax rate, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters. The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper’s headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

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Investor Contact:	Media Contact:
Jerry Bialek	Anne Roman
419.424.4165	419.429.7189
investorrelations@coopertire.com	alroman@coopertire.com

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)
	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$728,271	$750,212	$2,521,074	$2,752,639
Cost of products sold	599,284	618,688	2,033,260	2,319,349

Gross profit	128,987	131,524	487,814	433,290
Selling, general and administrative expense	68,696	66,599	244,529	250,017
Restructuring expense	—	1,342	12,404	8,818

Operating profit	60,291	63,583	230,881	174,455
Interest expense	(5,793)	(7,590)	(22,707)	(31,189)
Interest income	664	2,571	3,569	9,458
Other pension and postretirement benefit expense	(10,007)	(13,355)	(25,419)	(41,567)
Other non-operating income (expense)	901	(892)	4,579	(1,485)

Income before income taxes	46,056	44,317	190,903	109,672
Income tax provision (benefit)	8,315	(8,554)	46,999	11,355

Net income	37,741	52,871	143,904	98,317
Net (loss) income attributable to noncontrolling shareholders’ interests	(250)	1,612	1,115	1,913

Net income attributable to Cooper Tire & Rubber Company	$37,991	$51,259	$142,789	$96,404

Earnings per share:
Basic	$0.75	$1.02	$2.84	$1.92
Diluted	0.75	1.02	2.83	1.91
Weighted average shares outstanding
(000s):
Basic	50,386	50,189	50,307	50,159
Diluted	50,744	50,420	50,505	50,378
Segment information:
Net Sales
Americas Tire	$628,773	$654,526	$2,170,889	$2,353,726
International Tire	136,191	119,434	481,655	534,003
Eliminations	(36,693)	(23,748)	(131,470)	(135,090)
Operating profit (loss):
Americas Tire	$72,378	$84,209	$280,349	$237,753
International Tire	3,234	(5,924)	3,167	(13,390)
Unallocated corporate charges	(15,928)	(15,186)	(54,690)	(49,968)
Eliminations	607	484	2,055	60

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Dollar amounts in thousands)
	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$625,758	$391,332
Notes receivable	9,076	535
Accounts receivable	506,305	544,257
Inventories	387,656	464,221
Other current assets	53,420	52,635

Total current assets	1,582,215	1,452,980
Property, plant and equipment, net	1,077,624	1,047,242
Operating lease right-of-use assets, net	91,884	80,752
Goodwill	18,851	18,851
Intangibles, net	95,376	111,356
Deferred income tax assets	30,572	29,336
Investment in joint venture	53,494	48,912
Other assets	21,557	12,909

Total assets	$2,971,573	$2,802,338

Liabilities and Equity
Current liabilities:
Short-term borrowings	$15,614	$12,296
Accounts payable	297,578	276,732
Accrued liabilities	308,287	302,477
Income taxes payable	2,254	2,304
Current portion of long-term debt and finance leases	24,377	10,265

Total current liabilities	648,110	604,074
Long-term debt and finance leases	314,265	309,148
Noncurrent operating leases	71,391	55,371
Postretirement benefits other than pensions	221,395	227,216
Pension benefits	152,110	126,707
Other long-term liabilities	152,242	149,065
Deferred income tax liabilities	1,469	3,024
Total parent stockholders’ equity	1,388,899	1,264,625
Noncontrolling shareholders’ interests in consolidated subsidiaries	21,692	63,108

Total liabilities and equity	$2,971,573	$2,802,338

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Cash Flows

(Dollar amounts in thousands)
	Year Ended December 31,
	2020	2019
Operating activities:
Net income	$143,904	$98,317
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158,847	148,054
Deferred income taxes	(2,855)	1,746
Stock-based compensation	6,053	4,362
Change in LIFO inventory reserve	(10,365)	2,548
Amortization of unrecognized postretirement benefits	36,686	36,446
Changes in operating assets and liabilities:
Accounts and notes receivable	36,434	8,980
Inventories	89,692	14,355
Other current assets	439	15,261
Accounts payable	15,147	9,809
Accrued liabilities	(921)	(4,517)
Pension and postretirement benefits	(25,188)	(49,714)
Other items	11,266	4,946

Net cash provided by operating activities	459,139	290,593
Investing activities:
Additions to property, plant and equipment and capitalized software	(151,198)	(202,722)
Investment in joint venture	—	(49,001)
Proceeds from the sale of assets	146	119

Net cash used in investing activities	(151,052)	(251,604)
Financing activities:
Issuance of short-term debt	324,614	12,296
Repayment of short-term debt	(333,592)	(15,288)
Issuance of long-term debt	31,538	200,000
Repayment of long-term debt and finance lease obligations	(14,247)	(177,251)
Acquisition of noncontrolling shareholder interest	(62,272)	—
Payment of financing fees	—	(2,207)
Payments of employee taxes withheld from share-based awards	(990)	(1,376)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(21,132)	(21,068)
Issuance of common shares related to stock-based compensation	2,638	232

Net cash used in financing activities	(73,443)	(4,662)
Effects of exchange rate changes on cash	1,736	552

Net change in cash, cash equivalents and restricted cash	236,380	34,879
Cash, cash equivalents and restricted cash at beginning of period	413,125	378,246

Cash, cash equivalents and restricted cash at end of period	$649,505	$413,125

Cash and cash equivalents	$625,758	$391,332
Restricted cash included in Other current assets	22,780	20,305
Restricted cash included in Other assets	967	1,488

Total cash, cash equivalents and restricted cash	$649,505	$413,125

RETURN ON INVESTED CAPITAL (ROIC)

	Trailing Four Quarters Ended December 31, 2020
Calculation of ROIC			Calculation of Net Interest Tax Effect
Operating profit		$230,881	Provision for income taxes (c)	$46,999
Adjusted (Non-GAAP) effective tax rate	24.6%		Income before income taxes (d)	190,903

Income tax expense on operating profit	56,841		Adjusted (Non-GAAP) effective income tax rate (c)/(d)	24.6%

Adjusted operating profit after taxes (a)		174,040
Total invested capital (b)		$1,742,041

ROIC, including noncontrolling equity (a)/(b)		10.0%

Calculation of Invested Capital (five quarter average)

	Equity	Long-term debt and finance leases	Current portion of long-term debt and finance leases	Short-term borrowings	Total invested capital
December 31, 2020	$1,410,591	$314,265	$24,377	$15,614	$1,764,847
September 30, 2020	1,348,630	319,438	22,923	15,422	1,706,413
June 30, 2020	1,197,471	324,610	21,696	244,745	1,788,522
March 31, 2020	1,195,740	301,920	15,477	277,844	1,790,981
December 31, 2019	1,327,733	309,148	10,265	12,296	1,659,442
Five quarter average	$1,296,033	$313,876	$18,948	$113,184	$1,742,041